Company Contact:
Randy Stratton, Chairman & CEO
Cold Spring Capital Inc.
Phone: (413) 458-9045 x 100

Joseph Weingarten, President
Cold Spring Capital Inc.
Phone: (203) 972-0888

FOR IMMEDIATE RELEASE

COLD SPRING CAPITAL INC. ANNOUNCES DATE
AND AMOUNT OF LIQUIDATION DISTRIBUTION

NEW CANAAN, CT - May 10, 2007 - Cold Spring Capital Inc. (AMEX: CDS) announced today that it will make a first and final liquidating distribution of $5.74 per share to holders of record on May 4, 2007 holding shares issued in its initial public offering. The distribution is being made today, May 10, 2007.

Cold Spring is a special purpose acquisition company established in May 2005 for the purpose of acquiring one or more operating businesses, portfolios of financial assets or real estate assets. Approximately $109.8 million of the proceeds of Cold Spring’s initial public offering were placed into a trust account maintained by an independent trustee.

A previously announced, on May 4, 2007, Cold Spring’s stockholders voted to approve the dissolution of Cold Spring and its proposed plan of liquidation. This approval was a necessary condition to Cold Spring’s distributing its net assets to holders of common shares issued in its initial public offering.

Cold Spring will also begin the process of delisting its securities from the American Stock Exchange and deregistering from the Securities Exchange Commission.